Exhibit 99.(a)(5)(D)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made only by the Offer to Purchase, dated August 1, 2011, and the related Letter of Transmittal and any amendments or supplements thereto, and, other than as described in the following sentence, is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

Notice of Offer to Purchase for Cash

All of the Outstanding Shares of Common Stock
of

SFN Group, Inc.

at

$14.00 Per Share

by

Cosmo Delaware Acquisition Corp.

a direct, wholly-owned subsidiary of

Randstad North America, L.P.

Cosmo Delaware Acquisition Corp., a Delaware corporation (the “Purchaser”) and a direct, wholly-owned subsidiary of Randstad North America, L.P., a Delaware limited partnership (“Randstad”), is offering to purchase all outstanding shares of Common Stock, par value $0.01 per share (the “Company Common Stock” or the “Shares”), of SFN Group, Inc., a Delaware corporation (“SFN” or the “Company”), at a purchase price of $14.00 per Share (such price, or any higher per Share price paid in the Offer, the “Per Share Amount”), to the seller in cash, without interest thereon and less any applicable withholding, upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 1, 2011 and in the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”).

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, AUGUST 29, 2011, UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 20, 2011 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Randstad, the Purchaser and SFN. Capitalized terms used but not defined in this announcement have the respective meanings ascribed to them in the Merger Agreement. The Merger Agreement provides, among other things, for the making of the Offer and also provides that following the consummation of the Offer and subject to certain conditions, the Purchaser will be merged with and into SFN (the “Merger”) with SFN continuing as the surviving corporation and a direct, wholly-owned subsidiary of Randstad. Each Share outstanding immediately prior to the effective time of the Merger (other than Shares held in the treasury of or reserved for issuance by SFN and Shares owned by Randstad or the Purchaser or direct or indirect wholly-owned subsidiaries of Randstad or SFN, all of which will be cancelled and extinguished, and any Shares held by stockholders who validly exercise appraisal rights under Delaware law) will be converted in the Merger into the right to receive an amount in cash equal to $14.00 or any higher per Share price paid in the Offer, without interest thereon and less any applicable withholding. Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any extension of the Offer or any delay in making payment for the Shares.

The SFN Board of Directors, among other things, has unanimously (i) determined that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of SFN and its stockholders and declared the Merger Agreement advisable; (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger; and (iii) recommended that the stockholders of SFN accept the Offer, tender their Shares to the Purchaser pursuant to the Offer and, if applicable, adopt the Merger Agreement and the Merger.

There is no financing condition to the Offer.  Neither Randstad or the Purchaser shall be required to accept for payment or, subject to the applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to the Purchaser’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may, to the extent expressly permitted by the Merger Agreement, delay the acceptance for payment for, or the payment for, any Shares validly tendered pursuant to the Offer and not properly withdrawn, and, to the extent permitted by the Merger Agreement, may amend or terminate the Offer if (a) the Minimum Condition (as described below) has not been satisfied; (b) any waiting periods (and any extensions thereof) applicable to the Offer or the Merger under the HSR Act and Canadian Competition Act shall not have expired or been earlier terminated and any other applicable, agreed upon governmental authorization under antitrust, competition or merger control laws, shall not have been granted or the relevant waiting period shall not have expired or been earlier terminated; (c) any of the following events or conditions shall occur and be continuing at the scheduled Expiration Time: (i) there shall have been instituted and be pending any Legal Action by any Governmental Entity of competent jurisdiction that seeks to restrain, enjoin or otherwise prohibit the making or consummation of the Offer or the Merger, (ii) there shall have been (A) any judgment, Order or injunction entered or issued by any Governmental Entity of competent jurisdiction or (B) any applicable Law promulgated, enacted, entered, enforced, issued or amended by any Governmental Entity of competent jurisdiction that would result in any of the consequences referred to in clause (i) above, (iii) (A) the Company shall have failed to perform or comply in any material respect with any covenants required by the Merger Agreement to be performed or complied with by it prior to the Expiration Time, and such failure to perform or comply shall not have been cured prior to the Expiration Time, (B) the representations and warranties of the Company contained in Article IV of the Merger Agreement (other than Sections 4.02, 4.03(a) and 4.03(b)) shall not be true and correct (without regard to materiality or Company Material Adverse Effect qualifiers contained therein) as of the date of the Merger Agreement and as of the Expiration Time as if made at and as of such time (other than representations and warranties made as of a specified date, in which case as of such specified date), except for where the failure to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (C) the representations and warranties of the Company contained in Sections 4.02, 4.03(a) and 4.03(b) of the Merger Agreement shall not be true and correct (except, in the case of Section 4.02, for inaccuracies which are, individually and in the aggregate, immaterial) as of the date of the Merger Agreement and as of the Expiration Time as if made at and as of such time (other than such representations and warranties made as of specified date, in which case as of such specified date); (iv) the Merger Agreement shall have been terminated in accordance with its terms; (v) Purchaser and the Company shall have reached mutual agreement to postpone the acceptance for payment of Shares thereunder; (vi) there shall have been a Company Material Adverse Effect or the occurrence of any event or the arising of any circumstance that would reasonably be expected to have a Company Material Adverse Effect; or (vii) the Company shall not have furnished Randstad with a certificate dated as of the date of determination signed on its behalf by the chief executive officer or chief financial officer to the effect that the conditions set forth in item (iii) above shall not have occurred and continue to exist.

We have determined and agreed with the Company that the Offer and Merger meet the jurisdictional thresholds of reporting under the HSR Act and the Competition Act (Canada) and are therefore subject to the provisions of such regulations.

The Minimum Condition requires that there has been validly tendered in the Offer and not validly withdrawn prior to the Expiration Date a number of Shares which, when taken together with the Shares, if any, then owned by Randstad or Purchaser (if any), represents at least a majority of the total Shares then outstanding determined on a fully diluted basis (assuming the conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof and the exclusion of any treasury stock).

SFN has irrevocably granted to Purchaser an irrevocable option (the “Top-Up Option”), to purchase at a price per share equal to the Per Share Amount up to that number (but not less than that number) of newly issued Shares (the “Top-Up Shares”) equal to the lowest number of Shares that, when added to the number of Shares owned, directly or indirectly, by Randstad or Purchaser and their respective subsidiaries at the time of exercise of the Top-Up Option, shall constitute no less than one share more than 90% of the number of Shares that will be outstanding immediately after the issuance of the Top-Up Shares.  The Top-Up Option shall be exercisable only once, in whole but not in part, at any time following the closing of the Offer and prior to the earlier to occur of (A) the Effective Time and (B) the termination of the Merger Agreement in accordance with its terms; provided, however, that (i) upon exercise of the Top-Up Option, the number of Shares owned, directly or indirectly, by Randstad or Purchaser and their respective subsidiaries shall constitute no less than one share more than 90% of the number of Shares that will be outstanding immediately after the issuance of the Top-Up Shares; (ii) the Top-Up Option shall not be exercisable for a number of Shares in excess of the Shares authorized and unissued or held in the treasury of the Company at the time of exercise of the Top-Up Option (giving effect to the Shares issuable pursuant to all then-outstanding stock options, restricted stock units and any other rights to acquire Shares as if such Shares were outstanding), (iii) at the time of exercise, Purchaser shall have accepted for payment all Shares validly tendered in the Offer and not validly withdrawn, and (iv) the exercise of the Top-Up Option and the issuance and delivery of the Top-Up Shares shall not be prohibited by any law or order.  If following the Offer and any subsequent offering period and the exercise, if any, of the Top-Up Option, Randstad, the Purchaser and their respective Subsidiaries shall hold, in the aggregate, at least 90% of the total outstanding Shares, Randstad, the Purchaser and SFN shall take all necessary and appropriate action to cause the Merger to become effective in accordance with Section 253 of the General Corporation Law of the State of Delaware as soon as practicable after the Offer Closing without a meeting of the stockholders of the Company.

The term “Expiration Time” means 5:00 P.M., New York City time, on August 29, 2011, unless the Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the term “Expiration Time” means the latest time and date at which the Offer, as so extended, expires.

The Merger Agreement provides that, unless the Merger Agreement is terminated in accordance with its terms, we shall (A) extend the Expiration Date from time to time for successive periods not to exceed 10 business days in each instance (or such longer period to which the Company reasonably agrees) if any of the conditions to our obligation to purchase Shares is not satisfied (or, in our sole discretion, waived) on or before the expiration date; or (B) extend the Expiration Date for any period required by applicable law, interpretation or position of the Securities and Exchange Commission (“SEC”), the staff of the SEC (the “SEC Staff”) or the New York Stock Exchange (the “NYSE”) applicable to the Offer requires such extension; provided, however, that Purchaser shall not be required to extend the Offer beyond January 31, 2012.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when it gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Payment for the Shares accepted pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares or confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company pursuant to the procedures set forth in the Offer to Purchase; (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal; and (iii) any other documents required by the Letter of Transmittal.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time of the offer and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after September 29, 2011; provided, however, that there will be no withdrawal rights during any subsequent offering period. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share certificates, the serial numbers shown on such Share certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

SFN provided the Purchaser with SFN’s stockholder lists and security position listings for the purpose of disseminating the Offer to Purchase, the related Letter of Transmittal and related documents to holders of Shares. The Offer to Purchase and related Letter of Transmittal will be mailed to record holders of Shares whose names appear on SFN’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The receipt of cash by a holder of Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, or foreign income or other tax laws.

See the Offer to Purchase for a more detailed discussion of the tax treatment of the Offer and the Merger.

You are urged to consult with your own tax advisor as to the particular tax consequences to you of the Offer and the Merger.

The Offer to Purchase and the related Letter of Transmittal contain important information. Stockholders should carefully read both documents in their entirety before any decision is made with respect to the Offer. Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for copies of the Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Purchaser’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

199 Water Street, 26th Floor

New York, NY 10038

Banks and Brokers Call: (212) 440-9800

All Others Call Toll-Free: (888) 661-5651